Exhibit 99.1

news release

NYSE: TC
TSX: TCM, TCM.WT
May 6, 2011	TSX-V: TRX.WT

THOMPSON CREEK ANNOUNCES FIRST QUARTER 2011 RECORD PRODUCTION OF 10.3 MILLION POUNDS OF MOLYBDENUM AND APPROVES MT. MILLIGAN CAPITAL EXPENDITURE BUDGET

Denver, Colorado - Thompson Creek Metals Company Inc. (“Company” or “Thompson Creek”), a growing, diversified North American mining company, today announced financial results for the three months ended March 31, 2011, prepared in accordance with United States generally accepted accounting principles (“US GAAP”). All dollar amounts are in United States (“US”) dollars unless otherwise indicated.

Financial Highlights:

Revenue for the quarter ended March 31, 2011 was $206.7 million, up 62% from $127.8 million for the first quarter of 2010.

Net Income for the quarter ended March 31, 2011 was $128.9 million, or $0.78 per basic and $0.73 per diluted share, which included a non-cash unrealized gain on common stock purchase warrants of $66.0 million, or $0.40 per basic and $0.37 per diluted share.  Net income for the quarter ended March 31, 2010 was $1.1 million, or $0.01 per basic and diluted share, which included a non-cash unrealized loss on common stock purchase warrants of $24.5 million, or $0.17 per basic and $0.16 per diluted share.

Non-GAAP Adjusted Net Income for the quarter ended March 31, 2011 (excluding the non-cash unrealized gain on the warrants) was $62.9 million, or $0.38 per basic and $0.36 per diluted share.  Non-GAAP adjusted net income for the quarter ended March 31, 2010 (excluding the non-cash unrealized loss on the warrants) was $25.6 million, or $0.18 per basic and $0.17 per diluted share.

The Company’s net income continues to be affected by the previously disclosed requirement under US GAAP to account for the Company’s outstanding common stock warrants as a derivative liability, with changes in the fair market value recorded in net income (loss).

Molybdenum Production for the quarter ended March 31, 2011 was a new quarterly record of 10.3 million pounds, up 25% from 8.3 million pounds in the first quarter of 2010.

Non-GAAP Average Cash Cost Per Pound Produced for the quarter ended March 31, 2011 was $5.37 per pound, compared to $5.36 per pound for the first quarter of 2010.

Cash Flow From Operations for the quarter ended March 31, 2011 was $76.6 million, up 200% from $25.6 million for the first quarter of 2010.

Capital Costs incurred for the quarter ended March 31, 2011 were $121.4 million, comprised of $10.1 million of capital costs for the mines, the Langeloth Facility and corporate, and $51.9 million and $59.4 million of capital costs for the mill expansion project at the Endako Mine (75% share) and the development of Mt. Milligan, respectively.  The capital costs for the first quarter of 2011 include amounts accrued of $28.5 million at March 31, 2011; therefore, capital expenditures for the first quarter of 2011 were $92.9 million.

Total Cash and Cash Equivalents at March 31, 2011 were $303.0 million, compared to $316.0 million as of December 31, 2010.  Total debt as of March 31, 2011 was $20.5 million, compared to $22.0 million as of December 31, 2010.

“Thompson Creek achieved excellent financial performance in the first quarter of 2011, mainly as a result of increased production, sales volumes and molybdenum prices,” said Kevin Loughrey, Chairman and Chief Executive Officer of Thompson Creek. “The Company produced a record 10.3 million pounds of molybdenum, and sold a record 10.1 million pounds of molybdenum from its mines for an average realized molybdenum sales price for the quarter of $17.39, up 20% from $14.50 in the first quarter of 2010.  We anticipate that over the remainder of 2011, the price for molybdenum oxide will continue to be volatile, but will gradually increase with the expected improvement in worldwide molybdenum bearing steel production,” added Mr. Loughrey.

The Company also announced that it has approved the increased capital expenditure budget for the Mt. Milligan project in British Columbia from C$915 million to C$1.265 billion.  The C$350 million increase is attributable to design improvements, increases in labor costs, the cost of steel, concrete and other materials, and changes in the foreign exchange rate.

“Mt. Milligan is an important building block for our Company, both in terms of growth and diversification,” said Kevin Loughrey.  “We believe that, notwithstanding the capital increase, the economics for the project are still extremely attractive, and our liquidity and capital resources are sufficient to complete the construction of the Mt. Milligan mine.  We expect to commence production in late 2013 and produce approximately 81 million pounds of copper and 194,000 ounces of gold annually,” added Mr. Loughrey.

At March 31, 2011, Thompson Creek had working capital of $392.7 million, including $303.0 million of cash, cash equivalents and short-term investments, $106.8 million of receivables, and $20.5 million of debt related to equipment financings.  The Company intends to fund the remaining mill expansion costs at the Endako Mine and the Mt. Milligan development costs from a combination of cash on hand, cash flow from operations, funds from various financing facilities, the remaining proceeds from the gold stream transaction with Royal Gold and expected funds from the exercise of warrants that expire in October 2011.  Thompson Creek may consider additional debt financings. The timing of any financing transaction will depend on market conditions.  The Company does not currently intend to fund Mt. Milligan development costs through the issuance of equity or equity-linked securities.

Selected Consolidated Financial and Operational Information

(US$ in millions except per share and per pound amounts - unaudited)

	Three Months Ended March 31,
	2011	2010
Financial
Revenues
Molybdenum sales	$202.4	$124.0
Tolling, calcining and other	4.3	3.8
	206.7	127.8
Costs and expenses
Cost of sales
Operating expenses	98.0	76.3
Depreciation, depletion and amortization	18.4	11.0
Total cost of sales	116.4	87.3
Selling and marketing	2.4	1.5
Accretion expense	0.5	0.4
General and administrative	7.9	5.8
Exploration	3.6	1.7
Total costs and expenses	130.8	96.7
Operating income	75.9	31.1
Other (income) and expense	(65.0)	25.1
Income before income and mining taxes	140.9	6.0
Income and mining taxes	12.0	4.9
Net income	$128.9	$1.1
Net income per share
Basic	$0.78	$0.01
Diluted	$0.73	$0.01
Cash generated by operating activities	$76.6	$25.6
Adjusted non-GAAP Measures: (1)
Adjusted net income (1)	$62.9	$25.6
Adjusted net income per share - basic (1)	$0.38	$0.18
Adjusted net income per share - diluted (1)	$0.36	$0.17
Operational Statistics
Mined molybdenum production (000’s lb) (2)	10,329	8,269
Cash cost ($/lb produced) (3)	$5.37	$5.36
Molybdenum sold (000’s lb):
Thompson Creek and Endako Mine product	10,060	6,735
Purchased and processed product	1,580	1,820
	11,640	8,555
Average realized sales price ($/lb) (1)	$17.39	$14.50

(1)          See “Non-GAAP Financial Measures” for the definition and calculation of these non-GAAP measures.

(2)          Mined production pounds reflected are molybdenum oxide and high performance molybdenum disulfide (“HPM”) from our share of production from the mines; excludes molybdenum processed from purchased product.

(3)          Weighted-average of Thompson Creek and Endako Mine (75% share) cash costs (mining, milling, mine site administration, roasting and packaging) for molybdenum oxide and HPM produced in the period, including all stripping costs. Cash cost excludes: the effect of purchase price adjustments, the effects of changes in inventory, stock-based compensation, other non-cash employee benefits and depreciation, depletion, amortization and accretion. The cash cost for Thompson Creek Mine, which only produces molybdenum sulfide on site, includes an estimated molybdenum loss, an allocation of roasting and packaging costs from the Langeloth Facility, and transportation costs. See “Non-GAAP Financial Measures” for additional information.

Summary of Quarterly Results

 (US$ in millions except per share and per pound amounts — unaudited)

	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
	2011	2010	2010	2010	2010	2009	2009	2009
Financial
Revenues	$206.7	$156.8	$161.8	$148.4	$127.8	$106.2	$114.4	$74.0
Operating income (loss)	$75.9	$47.4	$45.6	$50.3	$31.1	$15.8	$32.4	$(0.2)
Net income (loss)	$128.9	$(45.0)	$31.1	$126.5	$1.1	$26.0	$(1.4)	$(89.3)
Income (loss) per share:
- basic	$0.78	$(0.28)	$0.22	$0.90	$0.01	$0.19	$(0.01)	$(0.73)
- diluted	$0.73	$(0.28)	$0.22	$0.87	$0.01	$0.18	$(0.01)	$(0.73)

Cash generated by operating activities	$76.6	$31.6	$59.0	$41.2	$25.6	$38.2	$24.2	$6.1

Adjusted non-GAAP Measures: (1)
Adjusted net income (loss) (1)	$62.9	$34.4	$51.6	$51.7	$25.6	$20.4	$14.3	$(6.3)
Adjusted net income (loss) per share: (1)
- basic (1)	$0.38	$0.22	$0.37	$0.37	$0.18	$0.15	$0.11	$(0.05)
- diluted (1)	$0.36	$0.20	$0.36	$0.36	$0.17	$0.14	$0.11	$(0.05)

Operational Statistics
Mined molybdenum production (000’s lb)	10,329	9,316	7,958	7,034	8,269	6,268	6,221	6,714
Cash cost ($/lb produced) (1)	$5.37	$5.81	$6.24	$7.06	$5.36	$6.61	$5.67	$5.21
Molybdenum sold (000’s lb):
Thompson Creek and Endako Mine product	10,060	7,574	7,750	7,013	6,735	6,889	7,445	6,505
Purchased and processed product	1,580	1,896	2,513	1,626	1,820	1,464	1,324	997
	11,640	9,470	10,263	8,639	8,555	8,353	8,769	7,502

Average realized sales price ($/lb) (1)	$17.39	$16.05	$15.30	$16.84	$14.50	$12.37	$12.75	$9.41

(1) See “Non-GAAP Financial Measures” for the definition and calculation of these non-GAAP measures.

Updated 2011 Annual Guidance

Production and Cash Costs

•                  Thompson Creek Mine - estimated production is expected to be 22 - 24 million pounds (unchanged from previous guidance) and estimated cash costs are expected to be $6 - $7 per pound (unchanged from previous guidance).

•                  Endako Mine — estimated production (Thompson Creek’s 75%) is expected to be 6 - 8 million pounds of molybdenum (changed from previous guidance of 8 - 9 million pounds) and estimated cash costs are expected to be $10 - $12 per pound, assuming a US to Canadian foreign exchange rate of US$1.00 - C$1.00 for the last nine months of the year (changed from previous guidance of $9 - $10 per pound).

•                  Total 2011 production is expected to be 28 - 32 million pounds (changed from previous guidance of 30 - 33 million pounds) and 2011 average cash costs are expected to be $7 - $8 per pound (unchanged from previous guidance).

For the Thompson Creek Mine, the Company expects that the first half of 2011 will have higher production and lower cash costs than the second half of 2011.  This is primarily the result of the Thompson Creek Mine pit sequencing and the tapering off of the higher grade production in the first half of 2011, with more stripping activities and significantly lower-grade production in the second half of 2011.  This is expected to increase operating expenses and significantly reduce net income in the second half of 2011.

Capital Expenditures

•                  Operations — estimated capital expenditures for the mines, Langeloth Facility and corporate are expected to be $62 million (changed from previous guidance of $60 million).

•                  Endako Expansion Project — estimated capital expenditures for Thompson Creek’s 75% share of the mill expansion project at the Endako Mine are expected to be $181 million (unchanged from previous guidance).

•                  Mt. Milligan copper-gold mine — estimated capital expenditures for the Mt. Milligan development project are expected to be $437 million (changed from previous guidance of $350 million).

•                  Total 2011 capital expenditures are expected to be $680 million (changed from previous guidance of $591 million).

Exploration Expenditures

•                  Thompson Creek and Endako Mines — estimated exploration expenditures are expected to be $6 - $8 million (changed from previous guidance of $6 - $7 million for both operating mines).

•                  Mount Emmons — estimated exploration expenditures are expected to be $4 - $5 million. Estimate includes expenditures prior to termination of the Option Agreement with U.S. Energy Corp. and wind-down costs in connection with such termination (changed from previous guidance of $11 - $12 million).

•                  Berg — estimated exploration expenditures for the Berg Property are expected to be $8 - $9 million (changed from previous guidance of $2 - $3 million).  An advanced scoping study will be initiated in 2011.

•                  Other — estimated exploration expenditures are expected to be approximately $2 million (changed from previous guidance of $1 million).

•                  Total 2011 exploration expenditures are expected to be $20 - $24 million (changed from previous guidance of $20 - $23 million).

Non-GAAP Financial Measures

In addition to the consolidated financial statements presented in accordance with US GAAP, the Company uses the following non-GAAP financial measures of its financial performance in this press release:  adjusted net income, adjusted net income per share (basic and diluted), cash cost per pound produced, weighted average cash cost per pound produced, and average realized sales price per pound sold.  These are considered key measures by Management in evaluating the Company’s performance.  These measures do not have standard meanings prescribed by US GAAP and may not be comparable to similar measures presented by other companies.  The Company believes these measures provide useful supplemental information to investors in order for them to evaluate the

Company’s financial performance using the same measures as Management.  The Company believes that the use of these measures affords investors greater transparency in assessing the Company’s financial performance.  Non-GAAP financial measures should not be considered in isolation from, as a substitute for, or superior to, measures of financial performance prepared in accordance with US GAAP.  The presentation of these measures may be different from non-GAAP financial measures used by other companies.  In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the results of operations as determined in accordance with US GAAP.

Adjusted Net Income, Adjusted Net Income Per Share — Basic and Diluted

Adjusted net income represents the net income prepared in accordance with US GAAP, adjusted for significant non-cash items.  For the quarter ended March 31, 2011 and 2010, the significant non-cash items were the non-cash gains and losses on the fair value adjustment related to the Company’s outstanding common stock purchase warrants.

On January 1, 2009, Thompson Creek was required to adopt the guidance issued by the Emerging Issues Task Force that common stock purchase warrants, with a strike price denominated in a currency other than the entity’s reporting currency, are not considered linked to equity and, therefore, are to be accounted for as derivatives.  The Company has outstanding common stock purchase warrants denominated in Canadian dollars.  Changes to the fair value of the outstanding warrants are recorded to the consolidated statements of income at each quarter end.  Since a cash payment will never be required at the settlement of the Warrants, Management does not consider gains or losses on the warrants in its evaluation of the Company’s financial performance.

Adjusted net income per share (basic and diluted) is calculated using adjusted earnings, as defined above, divided by the weighted average basic and weighted average diluted shares outstanding during the period, as determined in accordance with US GAAP.

The following tables reconcile net income presented in accordance with US GAAP to the non-GAAP financial measures of adjusted net income, and adjusted net income per share (basic and diluted) for the three months ended March 31, 2011 and 2010:

For the Three Months Ended March 31, 2011

(US$ in millions except shares and per share amounts — unaudited)

		Weighted Average Basic Shares		Weighted Average Diluted Shares
	Net Income	Shares (000’s)	$/share	Shares (000’s)	$/share

US GAAP measures	$128.9	165,565	$0.78	176,452	$0.73
Add (Deduct):
Unrealized (gain) on common stock warrants	(66.0)	165,565	(0.40)	176,452	(0.37)
Non-GAAP measures	$62.9	165,565	$0.38	176,452	$0.36

For the Three Months Ended March 31, 2010

(US$ in millions except shares and per share amounts — unaudited)

		Weighted Average Basic Shares		Weighted Average Diluted Shares
	Net Income	Shares (000’s)	$/share	Shares (000’s)	$/share

US GAAP measures	$1.1	139,629	$0.01	149,329	$0.01
Add (Deduct):
Unrealized loss on common stock warrants	24.5	139,629	0.17	149,329	0.16
Non-GAAP measures	$25.6	139,629	$0.18	149,329	$0.17

Cash Cost per Pound Produced and Average Realized Sales Price per Pound Sold

Cash cost per pound produced represents the mining (including all stripping costs), milling, mine site administration, roasting and packaging costs for molybdenum oxide and High-Purity Molybdenum Disulfide (“HPM”) produced at each mine in the period.  Stripping costs represent the costs associated with the activity of removing overburden and other mine waste materials in the production phase of a mining operation.  Stripping costs that provide access to mineral reserves that will be produced in future periods are expensed under US GAAP as incurred.  Cash cost per pound produced excludes the effects of purchase price adjustments, the effects of changes in inventory, stock-based compensation, other non-cash employee benefits and depreciation, depletion, amortization and accretion.  Cash cost for the Thompson Creek Mine, which only produces molybdenum sulfide and HPM on site, includes an estimated molybdenum loss (sulfide to oxide), an allocation of roasting and packaging costs from the Langeloth Facility, and transportation costs from the Thompson Creek mine to the Langeloth Facility. The weighted average cash cost per pound produced represents the cumulative total of the cash costs for the Thompson Creek Mine and the Endako Mine divided by the cumulative total production from the Thompson Creek Mine and the Endako Mine.

The average realized sales price per pound sold represents molybdenum sales revenue divided by the pounds sold.

(US$ in millions except per pound amounts — Unaudited)

	Three months ended March 31, 2011			Three months ended March 31, 2010
	Operating Expenses (in millions)	Pounds Produced (1) (000’s lbs)	$/lb	Operating Expenses (in millions)	Pounds Produced (1) (000’s lbs)	$/lb
Thompson Creek Mine
Cash costs — Non-GAAP (2)	$35.9	8,684	$4.13	$29.9	6,298	$4.74
Add/(Deduct):
Stock-based compensation	0.3			0.9
Inventory and other adjustments	7.8			1.2
GAAP operating expenses	$44.0			$32.0
Endako Mine
Cash costs — Non-GAAP (2)	$19.3	1,645	$11.73	$14.3	1,971	$7.26
Add/(Deduct):
Stock-based compensation	0.2			0.6
Inventory and other adjustments	6.4			(1.0)
GAAP operating expenses	$25.9			$13.9

Other operations GAAP operating expenses (3)	$28.1			$30.4
GAAP consolidated operating expenses	$98.0			$76.3
Weighted-average cash cost — Non-GAAP	$55.2	10,329	$5.37	$44.2	8,269	$5.36

(1)  Mined production pounds are molybdenum oxide and HPM from our share of the production from the mines; excludes molybdenum processed from purchased product.

(2)  Cash costs represent the mining (including all stripping costs), milling, mine site administration, roasting and packaging costs for molybdenum oxide and HPM produced in the period.  Cash cost excludes: the effect of purchase price adjustments, the effects of changes in inventory, stock-based compensation, other non-cash employee benefits and depreciation, depletion, amortization and accretion.  The cash cost for the Thompson Creek Mine, which only produces molybdenum sulfide and HPM on site, includes an estimated molybdenum loss (sulfide to oxide), an allocation of roasting and packaging costs from the Langeloth Facility, and transportation costs from the Thompson Creek Mine to the Langeloth Facility.

(3)  Other operations represent activities related to the roasting and processing of third-party concentrate and other metals at the Langeloth Facility and exclude product volumes and costs related to the roasting and processing of Thompson Creek Mine and Endako Mine concentrate. The Langeloth Facility costs associated with roasting and processing of Thompson Creek Mine and Endako Mine concentrate are included in their respective operating results above.

Additional information on the Company’s financial results is available in Thompson Creek’s Quarterly Report on Form 10-Q for the period ended March 31, 2011, which was filed today on EDGAR (www.sec.gov) and SEDAR (www.sedar.com) and posted on the Company’s website (www.thompsoncreekmetals.com).

About Thompson Creek Metals Company Inc.

Thompson Creek Metals Company Inc. is a growing, diversified North American mining company.   The Company produces molybdenum at its 100%-owned Thompson Creek Mine in Idaho and Langeloth Metallurgical Facility in Pennsylvania and its 75%-owned Endako Mine in northern British Columbia.  The Company is also in the process of constructing the Mt. Milligan copper-gold mine in northern British Columbia, which is expected to commence production in 2013.  The Company’s development projects include the Davidson molybdenum property and the Berg copper-molybdenum-silver property, both located in central British Columbia.  Thompson Creek has approximately 967 employees.  Its principal executive office is in Denver, Colorado and its Canadian administrative office is in Vancouver, British Columbia.  More information is available at www.thompsoncreekmetals.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains ‘‘forward-looking information’’ within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation.  Forward-looking statements include statements with respect to: future financial or operating performance of Thompson Creek or its subsidiaries and it projects; future inventory, production, cash costs, capital expenditures and exploration expenditures; funding sources for the Endako Mine expansion and Mt. Milligan development costs; 2011 operating goals; and 2011 molybdenum prices.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  Such factors include, among others, risks related to general business, economic, competitive, political and social uncertainties including global economic conditions; volatility in molybdenum prices; labor cost and materials cost fluctuations; foreign currency fluctuations; energy price fluctuations; project delays; title disputes or claims; limitations of insurance coverage; changes in governmental regulation of mining operations; risks related to the volatility of Thompson Creek’s share price; changes in environmental regulation; the actual results of current exploration activities; actual results of reclamation activities; conclusions of economic evaluations; changes in project parameters as plans continue to be refined; possible variations of ore grade or recovery rates; and failure of plant, equipment or processes to operate as anticipated.  Additional factors that could cause Thompson Creek’s results to differ from those described in the forward-looking information can be found in the section entitled ‘‘Risk Factors’’ in Thompson Creek’s Annual Report on Form 10-K and in Section 1A of Form 10-Q, and subsequent documents filed on EDGAR at www.sec.gov and on SEDAR at www.sedar.com.  Forward-looking statements contained herein are made as of the date of this news release and Thompson Creek disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or results or otherwise, except as required by law.  There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements.  Accordingly, the reader is cautioned not to place undue reliance on forward-looking statements.

Conference Call and Webcast

Thompson Creek will hold a conference call for analysts and investors to discuss its first quarter 2011 financial results on Monday, May 9, 2011 at 8:30 am Eastern Time.  Kevin Loughrey, Chairman and Chief Executive Officer, and Pamela Saxton, Chief Financial Officer, will be available to answer questions during the call.

To participate in the call, please dial 1 (647) 427-7450 or 1 (888) 231-8191 about five minutes prior to the start of the call.  A live audio webcast of the investor conference call will be available at www.newswire.ca/en/webcast and www.thompsoncreekmetals.com.

An archived recording of the conference call will be available at 1 (416) 849-0833 or 1 (800) 642-1687 (access code 56947200 followed by the number sign) from 11:30 a.m. Eastern Time on May 9 to 11:59 p.m. Eastern Time on May 16.  An archived recording of the webcast will also be available at Thompson Creek’s website.

For more information, please contact:

Pamela Solly Director Investor Relations Thompson Creek Metals Company Inc. Tel: (303) 762-3526 psolly@tcrk.com	Christine Stewart Renmark Financial Communications Inc. Tel: (416) 644-2020 cstewart@renmarkfinancial.com

THOMPSON CREEK METALS COMPANY INC.

CONSOLIDATED BALANCE SHEETS

(US dollars in millions)

	March 31, 2011	December 31, 2010
	(in millions, except share data)
ASSETS
Current assets
Cash and cash equivalents	$303.0	$316.0
Accounts receivable—trade	96.8	63.3
Accounts receivable—related parties	10.0	10.0
Product inventory	68.9	75.5
Material and supplies inventory	32.3	31.5
Prepaid expense and other current assets	5.3	7.6
Income tax receivable	7.2	12.9
	523.5	516.8
Property, plant and equipment, net	1,831.2	1,696.1
Restricted cash	25.5	23.5
Reclamation deposits	24.8	24.7
Goodwill	47.0	47.0
Other assets	11.7	9.6
	$2,463.7	$2,317.7
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$99.8	$64.8
Income and mining taxes payable	15.1	3.7
Current portion of long-term debt	5.7	5.4
Deferred income tax liabilities	10.2	7.7
Other current liabilities	—	0.2
	130.8	81.8
Gold Stream deferred revenue	226.5	226.5
Long-term debt	14.8	16.6
Other liabilities	23.0	22.4
Asset retirement obligations	30.4	29.2
Common stock warrant derivatives	108.3	174.7
Deferred income tax liabilities	333.0	336.6
	866.8	887.8
Commitments and contingencies
Shareholders’ equity
Common stock, no-par, 165,813,524 and 165,189,873 shares issued and outstanding, as of March 31, 2011 and December 31, 2010, respectively	988.5	980.9
Additional paid-in capital	49.2	49.2
Retained earnings	475.4	346.5
Accumulated other comprehensive income	83.8	53.3
	1,596.9	1,429.9
	$2,463.7	$2,317.7

THOMPSON CREEK METALS COMPANY INC.

CONSOLIDATED STATEMENTS OF INCOME

(US dollars in millions, except per share data)

	Three Months Ended March 31,
	2011	2010
	(in millions, except per share amounts)
REVENUES
Molybdenum sales	$202.4	$124.0
Tolling, calcining and other	4.3	3.8
Total revenues	206.7	127.8
COSTS AND EXPENSES
Cost of sales
Operating expenses	98.0	76.3
Depreciation, depletion and amortization	18.4	11.0
Total cost of sales	116.4	87.3
Selling and marketing	2.4	1.5
Accretion expense	0.5	0.4
General and administrative	7.9	5.8
Exploration	3.6	1.7
Total costs and expenses	130.8	96.7
OPERATING INCOME	75.9	31.1
OTHER (INCOME) EXPENSE
Loss on foreign exchange	0.3	0.6
Interest and finance fees	0.9	0.1
Change in fair value of common stock warrants	(66.0)	24.5
Other	(0.2)	(0.1)
Total other (income) and expense	(65.0)	25.1
Income before income and mining taxes	140.9	6.0
Income and mining tax expense	12.0	4.9
NET INCOME	$128.9	$1.1
NET INCOME PER SHARE
Basic	$0.78	$0.01
Diluted	$0.73	$0.01
Weighted average number of common shares
Basic	165.6	139.6
Diluted	176.5	149.3

THOMPSON CREEK METALS COMPANY INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(US dollars in millions)

	Three Months Ended March 31,
	2011	2010
	(in millions)
OPERATING ACTIVITIES
Net income	$128.9	$1.1
Items not affecting cash:
Change in fair value of warrants	(66.0)	24.5
Depreciation, depletion and amortization	18.4	11.0
Accretion expense	0.5	0.4
Amortization of finance fees	0.5	—
Stock-based compensation	1.8	2.5
Deferred income taxes (benefit)	(5.3)	(1.8)
Unrealized loss on derivative instruments	—	0.6
Change in working capital accounts	(2.2)	(12.7)
Cash generated by operating activities	76.6	25.6
INVESTING ACTIVITIES
Short-term investments	—	(30.1)
Capital expenditures	(92.9)	(19.4)
Restricted cash	(1.9)	(1.5)
Cash used in investing activities	(94.8)	(51.0)
FINANCING ACTIVITIES
Debt issuance costs	(1.5)	—
Repayment of debt	(1.5)	(1.5)
Proceeds from issuance of common shares, net	5.4	2.0
Cash generated by financing activities	2.4	0.5
EFFECT OF EXCHANGE RATE CHANGES ON CASH	2.8	2.4
DECREASE IN CASH AND CASH EQUIVALENTS	(13.0)	(22.5)
Cash and cash equivalents, beginning of period	316.0	158.5
Cash and cash equivalents, end of period	$303.0	$136.0